SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13D-1(b), (c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 5)



                                Saks Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

             Common Stock, par value $0.10 per share ("Saks Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    79377W108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |X| Rule 13d-1(c)
      |_| Rule 13d-1(d)

CUSIP No. 79377W108                                           Page 2 of 15 Pages

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carlos Slim Helu

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) |_|
                                                                         (b) |_|

   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER
                                   - 0 -
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                17,063,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 - 0 -
        PERSON WITH
                              8    SHARED DISPOSITIVE POWER
                                   17,063,000 Saks Shares (See Item 4(c))

   9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,063,000 Saks Shares (See Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.9% (See Item 4(b))

  12     TYPE OF REPORTING PERSON
         IN

CUSIP No. 79377W108

   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Carlos Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                         (b) |_|

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                17,063,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
          PERSON
           WITH               8    SHARED DISPOSITIVE POWER
                                   17,063,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,063,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   |_|

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Marco Antonio Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                         (b) |_|

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                17,063,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
          PERSON
           WITH               8    SHARED DISPOSITIVE POWER
                                   17,063,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,063,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   |_|

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Patrick Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                         (b) |_|

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                17,063,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
          PERSON
           WITH               8    SHARED DISPOSITIVE POWER
                                   17,063,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,063,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   |_|

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Maria Soumaya Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                         (b) |_|

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                17,063,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
          PERSON
           WITH               8    SHARED DISPOSITIVE POWER
                                   17,063,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,063,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   |_|

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Vanessa Paola Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                         (b) |_|

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                17,063,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
          PERSON
           WITH               8    SHARED DISPOSITIVE POWER
                                   17,063,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,063,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   |_|

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Johanna Monique Slim Domit

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                         (b) |_|

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                17,063,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
          PERSON
           WITH               8    SHARED DISPOSITIVE POWER
                                   17,063,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,063,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   |_|

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          IN

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Inmobiliaria Carso, S.A. de C.V.

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                         (b) |_|

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Mexico

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                17,063,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
          PERSON
           WITH               8    SHARED DISPOSITIVE POWER
                                   17,063,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,063,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   |_|

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          HC

CUSIP No. 79377W108

   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Orient Star Holdings LLC

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) |_|
                                                                         (b) |_|

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                              5    SOLE VOTING POWER
                                   -0-
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY                17,063,000 Saks Shares (See Item 4(c))
         OWNED BY
           EACH               7    SOLE DISPOSITIVE POWER
         REPORTING                 -0-
          PERSON
           WITH               8    SHARED DISPOSITIVE POWER
                                   17,063,000 Saks Shares (See Item 4(c))

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,063,000 Saks Shares (See Item 4(a))

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES   |_|

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.9% (See Item 4(b))

  12      TYPE OF REPORTING PERSON

          HC

Item 1.

     (a)       Name of Issuer:

               Saks Incorporated

     (b)       Address of Issuer's Principal Executive Offices:

               750 Lakeshore Parkway
               Birmingham, AL  35211

Item 2.

     (a)       Name of Persons Filing:

               This statement is filed pursuant to Rule 13d-2(b) under the U.S. Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family"). The members of the Slim Family are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V ("Inmobiliaria").

               (2)

               Inmobiliaria is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC ("Orient Star").

               (3)

               Orient Star is a holding company with portfolio investments in various companies.

     (b)       Address of Principal Business Office:

               (i) The principal business address for each member of the Slim Family is:

               Paseo de las Palmas 736
               Colonia Lomas de Chapultepec
               11000 Mexico D.F.
               Mexico

               (ii) Inmobiliaria's principal business address is:

               Insurgentes Sur #3500, PB-4
               Colonia Pena Pobre 14060 Mexico D.F.
               Mexico

               (iii) Orient Star's principal business address is:

               1330 Post Oak Blvd Suite 2140
               Houston Texas  77056
               USA

     (c)       Citizenship:

               Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a sociedad anonima de capital variable organized under the laws of the United Mexican States, and Orient Star is a Delaware limited liability company.

     (d)       Title of Class of Securities:

               Common Stock, par value $0.10 per share

     (e)       CUSIP Number:

               79377W108


Item 3. If this  statement is filed  pursuant to Rule  13d-1(b),  or 13d-2(b) or
(c), check whether the person filing is a(n):

     (a)  |_| Broker or dealer registered under Section 15 of the Act;

     (b)  |_| Bank as defined in Section 3(a)(6) of the Act;

     (c)  |_| Insurance company as defined in Section 3(a)(19) of the Act;

     (d) |_| Investment company registered under Section 8 of the Investment Company Act;

     (e)  |_| Investment adviser  in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) |_| Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) |_| Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) |_| Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) |_| Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act; or

     (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.        Ownership.

     (a)       Amount Beneficially Owned:

               As of the date of this filing, (i) Orient Star directly owns 9,833,000 Saks Shares, (ii) Inmobiliaria, as the sole member of Orient Star, is deemed to beneficially own indirectly the Saks Shares owned directly by Orient Star, and (iii) the Slim Family, which owns all of the issued and outstanding voting securities of Inmobiliaria, is deemed to beneficially own indirectly the Saks Shares deemed beneficially owned indirectly by Inmobiliaria and owned directly by Orient Star.

               As of the date of this filing, (i) Inmobiliaria directly owns 7,230,000 Saks Shares, and (ii) the Slim Family, which owns all of the issued and outstanding voting securities of Inmobiliaria, is deemed to beneficially own indirectly the Saks Shares deemed beneficially owned directly by Inmobiliaria.

    (b)        Percent of Class:
               The Saks Shares beneficially owned by the Reporting Persons constitute approximately 11.9% of the issued and outstanding Saks Shares (based on the total number of Saks Shares issued and outstanding as contained in the most recently available filing with the Securities and Exchange Commission).

     (c)       Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote: -0-

               (ii) Shared power to vote or to direct the vote: 17,063,000 Saks
                    Shares

              (iii) Sole power to dispose or to direct the disposition of: -0-

               (iv) Shared power to dispose or direct the disposition of:
                    17,063,000 Saks Shares

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certifications.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

             The Powers of Attorney and Joint Filing Agreement, each dated March 2, 2000, filed as exhibits to the Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on September 26, 2000 are hereby incorporated herein by reference.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Carlos Slim Helu


         ---------------------------------


         Carlos Slim Domit                           By: /s/ Eduardo Valdes Acra
                                                         -----------------------
                                                         Eduardo Valdes Acra
         ---------------------------------               Attorney-in-Fact
                                                         February 13, 2003

         Marco Antonio Slim Domit

         ---------------------------------


         Patrick Slim Domit


         ---------------------------------


         Maria Soumaya Slim Domit


         ---------------------------------


         Vanessa Paola Slim Domit


         ---------------------------------


         Johanna Monique Slim Domit


         ---------------------------------


         INMOBILIARIA CARSO, S.A. DE C.V.


         ---------------------------------
         By:  Alejandro Escoto
         Title:  Attorney-in-Fact


         ORIENT STAR HOLDINGS LLC


         ---------------------------------
         By:  James M. Nakfoor
         Title:  Manager